Exhibit 99.1

Blue Calypso Reports Second Quarter 2016 Financial Results

Management to Host Conference Call at 4:30 p.m. ET

DALLAS, TX – August 10, 2016 – Blue Calypso, Inc. (OTCQB: BCYP), an innovator of mobile consumer activation, engagement and social advocacy solutions for product brands and brick-and-mortar retailers, reported financial and operating results for its second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights vs. Year-Ago Quarter
•	Revenue in Q2 2016 increased approximately 360% to $0.5 million versus $0.1 million in Q2 2015.
•	Total operating expenses increased approximately 35% to $1.1 million versus $0.8 million in Q2 2015.
•	Net loss in Q2 2016 totaled $0.6 million versus a net loss of $0.7 million in Q2 2015.

Key Second Quarter 2016 and Subsequent Highlights
•	Received strategic investment from loyalty program innovator Hal Brierley.
•	Appointed Hal Brierley as Chairman of the Board.
•	Appointed Stephanie Carson as Chief Marketing Officer.
•	Expanded relationship with IntegraColor to include programmatic advertising for horticultural clients.
•	Resolved all pending patent litigation matters on confidential terms and dismissed all active litigation cases.
•	Granted patent for advertising distribution through mobile social gaming.
•	Deployed KIOSentrix® platform across approximately 4,000 U.S. retail locations and 33,273 products.

Second Quarter 2016 Financial Results

Revenue in the second quarter of 2016 increased approximately 360% to $504,000 versus $109,000 in the second quarter of 2015. The increase in revenue is derived primarily from project-based revenue and is subject to timing of development projects and also as a result of fees associated with the resolution of patent litigation matters.

Cost of revenue in the second quarter of 2016 totaled $233,000 versus $45,000 in the same year-ago quarter. The increase in cost of revenue is primarily attributable to costs associated with the company’s BC Labs team as a result of increased development projects and fees associated with the resolution of patent litigation matters.

Total operating expenses, including cost of revenue, for the second quarter of 2016 increased to $1.1 million versus $805,000 in the second quarter of 2015. In addition to the higher cost of revenue, the increase in operating expenses is due to a 20% increase in G&A expenses primarily related to stock based compensation.

Net loss in the second quarter of 2016 totaled $587,000 or ($0.09) per basic and diluted share, compared to a net loss of $696,000 or ($0.14) per basic and diluted share in the same year-ago quarter. The decrease in net loss resulted primarily from an increase in revenue of $395,000 offset by fees incurred in connection with the resolution of patent litigation and an increase in stock based compensation expenses.

Cash at June 30, 2016, totaled $1.0 million compared to $730,000 at December 31, 2015.  During the second quarter of 2016, the company raised $1.0 million in a private placement with Hal Brierley, the Company’s recently appointed chairman of the board, which it plans to use for additional sales and marketing efforts and working capital purposes.

Further details about the company’s results in the second quarter of 2016 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company’s website at www.bluecalypso.com.

Management Commentary

“The second quarter of 2016 was highlighted with the strategic investment from loyalty program innovator Hal Brierley, the expansion of our gamification intellectual property and the resolution of all outstanding IP litigation for the foreseeable future,” said Blue Calypso CEO, Andrew Levi. “In addition to all of those exciting milestones, the core operational side of our business generated improved performance with our topline results as we deployed our KIOSentrix platform across approximately 4,000 U.S. retail locations and 33,273 products SKUs with our partner IntegraColor, Monrovia and several other brands and retailers. Other internal metrics trended well including our sales proposal pipeline with Fortune 1000 companies. Should all of our active sales pursuits close in the near term, Blue Calypso would achieve its goal of becoming cash flow positive by fiscal year-end 2016. One final metric that demonstrates the stickiness of our solutions is the growth in activations across our platform. In the second quarter of 2016 activations grew 110% versus the first quarter 2016.

“I am also happy to announce that we will be further expanding our relationship with IntegraColor to include programmatic advertising for their horticultural clients. In 2016, U.S. programmatic digital display ad spending will reach $22.1 billion, an increase of 39.7% over last year, and represents 67% of total digital display ad spending in the U.S. There are approximately 1.5 billion plant tags printed every year and through our relationship with IntegraColor we have access to approximately 40% or 600 million tags. We couldn’t be more excited to work with IntegraColor to launch this highly opportunistic advertising revenue stream.”

Added Levi: “Also during the second quarter of 2016, we announced that Hal Brierley, a 30-year veteran and loyalty advisor to Fortune 500 consumer brands was appointed as a senior advisor to Blue Calypso in conjunction with his $1 million strategic investment. We are also proud to announce that Hal has been appointed chairman of the board of directors to accelerate the rollout of our mobile engagement platform. Hal provides tremendous experience and knowledge to the board and we are thrilled to have him in this role. He is a pioneer and visionary in the massive customer loyalty market and we believe his skills and relationships will elevate our go-to-market strategy over the next 24 months. Loyalty integration and program delivery has been of keen interest to the company for quite some time. With Hal as chairman, we will surely expand our capabilities in loyalty delivery in short order. From a corporate governance perspective, Hal’s 30+ years of C-level experience with Fortune 500 brands strengthens our board and provides the strategic guidance necessary to add shareholder value wherever possible.

“While Hal was at the center of the second quarter theme, another key hire made to accelerate our go-to-market strategy was recently filling the Chief Marketing Officer post. After an extensive search, we found a very talented fit for the team with the appointment of Stephanie Carson. Stephanie is an 18-year marketing veteran for some of the biggest global consumer and business brands such as Samsung Mobile, Nokia, Toshiba and Essilor. Prior to joining Blue Calypso, Stephanie was the head of retail channel marketing for Samsung Mobile U.S., where she led Samsung’s National Retail marketing team, spear-heading product rollouts, managing product and retail design teams as well as further developing the brand through the continuous creation and distribution of branded merchandising to more than 6,000 retail outlets. While in this position, she also played a key role in the development and execution of the new Samsung Experience Shops in Best Buy stores nationwide.

“We believe the second half of 2016 is setting the stage for a monumental year for the company as we have fortified our balance sheet, solidified our go-to-market approach, realigned our organizational structure and tapped into new revenue streams. Moreover, our current pipeline continues to grow. The combination of these recent achievements position Blue Calypso for significant growth in 2016 and beyond,” concluded Levi.

Conference Call

Blue Calypso CEO Andrew Levi and CFO Chris Fameree will host the conference call, followed by a question and answer period.

Date:          Wednesday, August 10, 2016
Time:          4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number:          1-877-407-8033
International dial-in number:          1-201-689-8033
Conference ID:          Blue Calypso Second Quarter Conference Call

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://www.investorcalendar.com/IC/CEPage.asp?ID=175194 and via the investor relations section of the company’s website at www.bluecalypso.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time through September 10, 2016.

Toll-free replay number:          1-877-481-4010
International replay number:          1-919-882-2331
Replay ID:          10062

Second Quarter 2016 Financial Summary Tables
The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on August 10, 2016 in its Quarterly Report on Form 10-Q for the period ended June 30, 2016, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.bluecalypso.com.

Activations
We define an activation as any event where a consumer uses one of our activation methods such as beacons, QR, short code or NFC to engage with a product brand or retailer using their mobile device.  For example, if a customer texts a short code printed on a plant tag to get plant care information, that event is counted as a single activation.

About Blue Calypso, Inc.
Dallas-based Blue Calypso, Inc. (OTCQB: BCYP) develops and delivers an innovative location-centric mobile shopper engagement experience for brands, retailers and consumers. The Company’s KIOSentrix® platform connects consumers to brands, drives local in-store traffic, increases shopper spend and shortens the consumer’s path-to-purchase. The Company was recently selected to Retail CIO Outlook magazine’s “Top 10 Merchandising Solution Providers – 2016.”  For more information about the company, please visit www.bluecalypso.com.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

HCK2 Partners
Alexis Barsalou
972.499.6648
alexis.barsalou@hck2.com

MZ Group
Chris Tyson
Managing Director – MZ North America
Direct: 949-491-8235
BCYP@mzgroup.us
www.mzgroup.us

BLUE CALYPSO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash	$1,023,562	$730,482
Accounts receivable	275,485	247,131
Inventory	41,615	41,653
Prepaid expenses and other	67,475	42,370
Total current assets	1,408,137	1,061,636

Property and equipment, net	5,913	6,682

Other assets:
Accounts receivable, long term portion	23,813	71,440
Capitalized software development costs, net of accumulated amortization of $1,573,234 and $1,344,672 as of June 30, 2016 and December 31, 2015, respectively	802,568	817,548

Total assets	$2,240,431	$1,957,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158,907	$103,936
Accrued expenses	56,993	44,190
Settlement payable, short term portion	119,066	119,066
Convertible note payable, net of debt discounts of $-0- and $119,115, respectively	-	180,885
Deferred rent, short term portion	2,048	2,048
Derivative liabilities	-	170,497
Total current liabilities	337,014	620,622

Long term debt:
Settlement payable, long term	23,813	71,440
Deferred rent, long term portion	375	1,211
Total liabilities	361,202	693,273

Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized: Series A convertible preferred stock, $0.0001 par value; 1,700,000 shares designated; none issued and outstanding	-	-
Common stock, $0.0001 par value; 13,600,000 shares authorized, 7,199,189 and 5,522,146 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	719	552
Additional paid in capital	38,819,732	36,733,865
Accumulated deficit	(36,941,222)	(35,470,384)
Total stockholders' equity	1,879,229	1,264,033

Total liabilities and stockholders' equity	$2,240,431	$1,957,306

BLUE CALYPSO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
REVENUE	$503,742	$109,489	$767,080	$225,214

OPERATING EXPENSES:
Cost of sales	233,004	44,665	323,404	99,777
Sales and marketing	55,751	105,681	191,390	154,255
General and administrative	681,668	566,078	1,479,129	1,101,625
Depreciation and amortization	118,070	88,154	229,331	172,775
Total operating expenses	1,088,493	804,578	2,223,254	1,528,432

Loss from operations	(584,751)	(695,089)	(1,456,174)	(1,303,218)

Other income (expense):
Change in fair value of derivative liabilities	-	-	101,381	-
Interest expense	(1,859)	(757)	(116,045)	(1,473)
Total other income (expense)	(1,859)	(757)	(14,664)	(1,473)

NET LOSS	$(586,610)	$(695,846)	$(1,470,838)	$(1,304,691)

Net loss per common share, basic and diluted	$(0.09)	$(0.14)	$(0.24)	$(0.26)

Weighted average common shares outstanding, basic and diluted	6,725,415	4,985,204	6,196,583	4,951,625